Exhibit 99.1

MEDIA:	INVESTORS/ANALYSTS:
Kate Pulley	Jeff Edwards
Charles Schwab	Charles Schwab
kate.pulley@schwab.com	jeff.edwards@schwab.com
Phone: 551-277-8688	Phone: 415-667-1524

WALT BETTINGER TO RETIRE AS CEO

WILL CONTINUE SERVING AS EXECUTIVE CO-CHAIRMAN OF THE BOARD OF DIRECTORS

RICK WURSTER NAMED CEO TO SUCCEED BETTINGER

WESTLAKE, Texas, October 1, 2024 – The Charles Schwab Corporation today announced, as part of its multi-year succession plan, that Walt Bettinger has notified the Board of Directors of his intention to retire as Chief Executive Officer effective December 31, 2024. Rick Wurster, President of Schwab since 2021, will be named President and CEO and will join the Schwab Board of Directors, effective January 1, 2025. Bettinger will continue to serve as Executive Co-Chairman of the Board of Directors, along with founder Charles R. Schwab.

Bettinger has successfully led Schwab as CEO since late 2008. Some of the major accomplishments during his tenure to date include (figures through the end of August 2024):

•	Client assets grew from $1.14 trillion to $9.74 trillion.

•	Client brokerage, banking and workplace participant accounts grew from 9.3 million to 43.2 million.

•	The value of a common share of Schwab stock grew from approximately $16 at the end of 2008 to approximately $65—a 400% increase.

•	The market capitalization of Schwab grew from approximately $18 billion at the end of 2008 to approximately $119 billion—a 660% increase.

•	Schwab has consistently been recognized by third parties for the quality of its client service and solutions.

•	Schwab acquired and integrated Ameritrade, the largest investment management brokerage service acquisition in the history of the industry.

•	Bettinger has been recognized multiple times by Fortune as a global business leader.

In announcing his decision to retire as CEO, Bettinger said, “As I approach my 65th birthday in 2025, the time is right for me to transition from day-to-day duties and focus on my role as Co-Chairman of the Schwab Board of Directors. Serving the clients, employees and stockholders of Schwab as CEO for the past 16 years has been the honor and privilege of my more than 40-year business career. My deep belief in servant leadership has guided me throughout my career, while the support of Schwab’s Board of Directors and the incredibly talented 32,000 Schwab employees helped us navigate through multiple economic cycles while serving our clients and rewarding our stockholders.”

Bettinger added, “The Schwab Board’s thoughtful and disciplined approach to succession planning helps make this transition smooth. Rick Wurster and I have worked together on a daily basis for more than eight years. I have complete confidence in his leadership, and I am thrilled that the Schwab Board of Directors has selected him as my successor. In addition to being incredibly bright, Rick possesses a balance of intellectual honesty and curiosity, combined with high personal integrity and character. In my ongoing role as Co-Chairman of the Board of Directors, I will support Rick, just as Chuck Schwab has supported me during my tenure as CEO.”

Co-Chairman Charles R. Schwab shared, “Walt’s successful tenure as CEO saw the most significant growth in the company’s history in terms of clients, assets, revenue, profits, and market capitalization. He has earned the right to determine the timing of his retirement as CEO, and I am delighted that he will continue to serve as Co-Chairman of the Board of Directors with me. Moving forward, Rick Wurster is ideally prepared to assume the duties as our next CEO. He possesses all the attributes to be a successful CEO, and he has the full confidence and support of myself and the Board. This next step in our long-term succession plan ensures continuity for our clients, employees, and stockholders.”

Wurster said, “I am honored to succeed Walt as Schwab’s CEO. He has led Schwab to record results over the last 16 years and has done so with humility, exceptional character, and a servant mindset. I am fortunate to continue to work with Walt in my new role and am humbled by the confidence that Walt, Chuck, the Schwab Board of Directors, and our dedicated employees have placed in me. My belief in our long-term ‘Through Clients’ Eyes’ strategy will continue to guide Schwab in the coming years.”

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 35.9 million active brokerage accounts, 5.4 million workplace plan participant accounts, 1.9 million banking accounts, and $9.74 trillion in client assets as of August 31, 2024. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org ), and its affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at www.aboutschwab.com.

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